EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of October 18, 2021, by and among Aceragen, Inc., a Delaware corporation (“Parent”), Aceragen Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Arrevus, Inc., a Delaware corporation (the “Company”), Carl Kraus, solely in his capacity as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, (i) The parties intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”); and (ii) upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly owned indirect subsidiary of Parent;

WHEREAS, the board of directors of the Company has determined that the Merger is in the best interest of the Company and its stockholders and has approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub irrevocable written consents of Company Stockholders holding at least 90% of the Company Common Stock (on an as converted to Company Common Stock basis) that includes irrevocable waivers of any right to demand for appraisal in accordance with Section 262 of the DGCL, conditioned only upon the execution and delivery of this Agreement (the “Written Consent”), adopting this Agreement and approving each of the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:

SECTION 1.DESCRIPTION OF TRANSACTION

1.1The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Entity”).

1.2Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and

Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

1.3Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of closing deliveries, on a date to be mutually designated by the Company and Parent (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL, substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”).

1.4Certificate of Incorporation and Bylaws; Directors and Officers.

(a)The certificate of incorporation of the Surviving Entity shall be amended and restated as of the Effective Time to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by applicable Laws and as provided in such certificate of incorporation.

(b)The bylaws of the Surviving Entity of the Merger shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Laws and as provided in the bylaws.

(c)The directors and officers of the Surviving Entity of the Merger immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)any shares of Company Capital Stock, if any, then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)except as provided in Section 1.5(a) and subject to Sections 1.9 and 1.12, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, including any shares of Company Preferred Stock issued upon the Company Warrant Exercise referenced in Section 1.6(d), shall cease to be an existing and issued share of Company Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to the applicable Per Share Merger Consideration payable as set forth in Section 1.9;

(c)except as provided in Section 1.5(a) and subject to Sections 1.9 and 1.12, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall cease to be an existing and issued share of Company Common Stock and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, an amount equal to the applicable Per Share Merger Consideration payable as set forth in Section 1.9; and

(d)each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Entity, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Entity.

1.6Treatment of Company Options, Company Warrants and Company Convertible Notes.

(a)Contingent on and effective immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the Option Plan or otherwise, whether or not vested or exercisable, shall become fully vested and exercisable immediately prior to the Effective Time. To the extent a Company Option is not exercised prior to the Effective Time, and its per share exercise price is less than the Per Share Merger Consideration applicable to a share of Company Common Stock, such Company Option shall, without any action on the part of the holder thereof, be deemed cancelled and, in consideration of such cancellation, the holder thereof, subject to Sections 1.9 and 1.12, shall, subject to the execution of an Option Termination Agreement in substantially the form attached hereto as Exhibit C (an “Option Termination Agreement”), be entitled to receive payment in an amount equal to the product of the number of shares of Company Common Stock subject to such Company Option multiplied by the Option Per Share Merger Consideration payable as set forth in Section 1.9. To the extent a Company Option is not exercised prior to the Effective Time and its per share exercise price is equal to or greater than the Per Share Merger Consideration applicable to a share of Company Common Stock, such Company Option shall be cancelled at the Effective Time without any payment to the holder thereof.

(b)Contingent on and effective immediately prior to the Effective Time, each Company Convertible Note outstanding as of immediately prior to the Effective Time will, without any action on the part of the holder thereof, be deemed cancelled, and, in consideration of such cancellation, the holder thereof, subject to Sections 1.9 and 1.12, shall, subject to the execution of a Convertible Note Cancellation Agreement in substantially the form attached hereto as Exhibit D (a “Note Cancellation Agreement”), be entitled to receive payment in an amount equal to the number of shares of Company Preferred Stock issuable at the Closing under the terms of such Company Convertible Note multiplied by the applicable Per Share Merger Consideration payable as set forth in Section 1.9.

(c)The Company agrees that the Board of Directors of the Company shall adopt such resolutions or take such other actions (including obtaining any required consents) prior to the Effective Time as may be required to effect the transactions described in this Section 1.6.

(d)The Company has taken all actions necessary to cause each Company Warrant to be “net exercised” with respect to payment of the Company Warrant exercise price into shares of Company Preferred Stock, with such net exercise to be effective immediately prior to and contingent upon the Closing (the “Company Warrant Exercise”).

1.7Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Entity and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.8Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5, if any; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate is presented to the Payment Agent or to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9Exchange/Payment.

(a)The Parties agree that Acquiom Financial LLC shall act as payment agent in the Merger (the “Payment Agent”). Prior to the Closing and no later than the Closing Date, Parent shall deposit or cause to be deposited with the Payment Agent cash in the amount of the Closing Date Amount for disbursement to the Participating Securityholders based on the respective amounts set forth in the Closing Payment Schedule. No later than three Business Days after the Effective Time, the Payment Agent shall transmit to the holders of Company Capital Stock as of immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form attached hereto as Exhibit E, (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the amounts payable in accordance with Section 1.5. Upon surrender of a Company Stock Certificate to the Payment Agent for payment, together with a duly executed letter of transmittal and IRS Form W-9 or W-8, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each share evidenced by such Company Stock Certificate, as determined pursuant to Section 1.5 and payable as set forth in this Section 1.9 and (B) the Company Stock Certificate so surrendered shall be canceled. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the consideration hereunder with respect to each share of Company

Capital Stock evidenced by such Company Stock Certificate, require the owner of such Company Stock Certificate to provide a reasonably appropriate affidavit to Parent (which may include an indemnity or bond in customary form).

(b)Any amounts payable in accordance with Sections 1.5 or 1.6 that remain undistributed by the Payment Agent to holders of Company Securities as of June 20, 2023 shall be delivered to Parent upon demand, and any holders of Company Securities who have not theretofore surrendered the documentation contemplated under this Section 1.9 shall thereafter only look to Parent for satisfaction of their claims for the cash amounts payable in accordance with Sections 1.5 or 1.6.

(c)The Parent shall retain portions of the Merger Consideration Amount as follows:

(i)A portion of the Merger Consideration Amount equal to the Holdback Amount shall be retained by Parent for purposes of satisfying indemnification claims pursuant to Section 8 herein. On the first Business Day following the date that is 12 months after the Closing Date, the entire balance of the then remaining Holdback Amount, less any amount thereof subject to any pending claim by Parent in respect of Section 8 hereof (which amount, if any, shall be released as promptly as possible following resolution of such claim), shall be distributed to the Payment Agent for disbursement to the Participating Securityholders based on the respective amounts set forth in the Closing Payment Schedule.

(ii)A portion of the Merger Consideration Amount equal to the 2022 Deferred Amount shall be retained by Parent. On the first Business Day following the date that is 12 months after the Closing Date, the entire balance of the 2022 Deferred Amount, as adjusted pursuant to Section 1.10, shall be distributed to the Payment Agent for disbursement to the Participating Securityholders based on the respective amounts to be distributed to them as set forth in the Closing Payment Schedule.

(iii)A portion of the Merger Consideration Amount equal to the 2023 Deferred Amount shall be retained by Parent. On January 16, 2023, the entire balance of the 2023 Deferred Amount shall be distributed to the Payment Agent for disbursement to the Participating Securityholders based on the respective amounts set forth in the Closing Payment Schedule.

(d)Neither Parent, the Surviving Entity nor any of their respective Affiliates shall be liable to any holder or former holder of Company Capital Stock, Company Option. Company Warrant or Company Convertible Note with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law; provided that all reasonable efforts to notify such holder have been made prior to such delivery.

(e)Each of Parent, the Surviving Entity, the Payment Agent, and their respective agents (each a “Withholding Agent”) will be entitled to deduct and withhold from any amount payable to any Person under this Agreement or any other documents associated with the transaction, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Law. To the extent that amounts are so withheld and paid over to the applicable

Governmental Body or other Person, such withheld amounts will be treated as having been paid to the applicable Person in respect of whom such amounts were withheld.

(f)In paying any consideration payable under Sections 1.5, 1.6, 1.9 or 1.10, Parent shall be entitled to rely on any Closing Payment Schedule. Notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate consideration payable by Parent, Merger Sub or the Surviving Entity to the Participating Securityholders in connection with the transactions contemplated hereby exceed the Merger Consideration Amount. For purposes of clarity, the preceding sentence shall not be construed to limit the indemnification obligations of Parent under Section 8 of this Agreement.

1.10Closing Statement; Adjustment to Merger Consideration Amount.

(a)Not less than three Business Days prior to the Closing Date, the Company shall deliver to Parent a written schedule (the “Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of (i) the Closing Date Indebtedness, (ii) the Closing Date Transaction Expenses, and (iii) the Closing Working Capital (the “Estimated Closing Working Capital”). The Closing Statement and all components thereof shall be calculated in accordance with GAAP, except as set forth on Exhibit G, and such Closing Statement shall include such schedules and data with respect to the determinations set forth therein as may be appropriate to support the calculations set forth therein. Without limiting the generality of the foregoing, the Closing Working Capital shall: (w) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby, (x) other than Pre-Closing Taxes, be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and (y) calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month. During the period beginning on the date of delivery of the Closing Statement by the Company until the Closing Date, the Company shall consult with Parent (including by giving Parent an opportunity to provide comments on the Closing Statement), shall work in good faith to resolve any differences the Company and Parent may have with respect to any of the amounts or calculations set forth in the Closing Statement, and the Company will make available to Parent and its Representatives the work papers and other books and records used in preparing the Closing Statement and afford Parent and its Representatives reasonable access to the relevant personnel and external Representatives of the Company to verify the accuracy of such amounts to the extent deemed reasonably necessary by Parent.

(b)On the Closing Date, Parent shall (i) cause the payment of the Closing Date Transaction Expenses, if any, to the Persons identified on the Closing Statement and (ii) cause the payment of the Closing Date Indebtedness, if any, to the Persons identified on Schedule 1.10(b). The Company shall deliver all applicable wire instructions for the payment of any Closing Date Transaction Expenses or Closing Date Indebtedness to Parent at least three Business Days prior to the Closing.

(c)The Closing Statement shall control solely for the purposes of determining the payments to be made on the Closing Date pursuant to Section 1.9 and shall not limit or otherwise affect Parent’s remedies under this Agreement or otherwise or constitute an acknowledgement by Parent of the accuracy thereof. The Merger Consideration Amount, including the 2022 Deferred Amount, will thereafter be subject to adjustment as provided in this Agreement, including Section 1.10(d) and Section 1.10(e). For the sake of clarity, any adjustment to the Merger Consideration Amount in connection with Section 1.10(d) and Section 1.10(e) will not be used in calculating whether either the Basket has been met or the indemnification limitations set forth in Section 8.6 have been met.

(d)Within one hundred eighty (180) days after the Closing Date, Parent will prepare and deliver to the Securityholders’ Representative Parent’s good faith determination of the actual Closing Working Capital (the “Post-Closing Statement”) and the calculation of the resulting Closing Working Capital Excess or Closing Working Capital Shortfall, if any (such final calculation as determined under this Section 1.10(d), the “Final Closing Working Capital”). If the Securityholders’ Representative does not object to the calculation of the Final Closing Working Capital set forth in the Post-Closing Statement within thirty (30) days after the Securityholders’ Representative’s receipt thereof, or accepts the Parent’s determination of the Final Closing Working Capital as set forth in the Post-Closing Statement during such thirty (30) day period, then the Final Closing Working Capital as set forth on the Post-Closing Statement shall be final, binding and non-appealable. If the Securityholders’ Representative objects to the calculation of the Final Closing Working Capital in the Post-Closing Statement, then the Securityholders’ Representative must notify the Parent in writing of such objection within thirty (30) days after the Securityholders’ Representative’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection, an “Objection Notice”). During such thirty (30) day period, the Parent will permit the Securityholders’ Representative access to such work papers relating to the preparation of the Post-Closing Statement and such Parent and Surviving Entity personnel, as may be reasonably necessary to permit the Securityholders’ Representative to review in detail the manner in which the Post-Closing Statement was prepared. The Parent and the Securityholders’ Representative will thereafter negotiate in good faith to resolve any such objections. If the Parent and the Securityholders’ Representative are unable to resolve all of such differences within thirty (30) calendar days of the Parent’s receipt of the Objection Notice, then upon request of either party the Parent and the Securityholders’ Representative will engage a mutually agreed upon nationally or regionally recognized accounting firm that is not affiliated with, or retained by, any of the parties to this Agreement (the “Accounting Firm”) to resolve any remaining disputes between Parent and the Securityholders’ Representative specified in the Objection Notice. The Accounting Firm shall be instructed by Parent and the Securityholders’ Representative to use commercially reasonable efforts to determine and report to Parent and the Securityholders’ Representative, within thirty (30) days after such submission, upon such remaining disputed items, and only with respect to the remaining disputed items, specified in the Objection Notice. The report of the Accounting Firm shall, except in the case of manifest mathematical error or fraud, be final, binding and conclusive on the parties, and the Post-Closing Statement, together with the calculation of Final Closing Working Capital, as modified by the Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement as the final Post-Closing Statement and the Final Closing Working Capital, respectively. The Parent and the Securityholders’ Representative shall each cooperate in good faith with and provide such documents and other information as the Accounting Firm may reasonably request (to the extent such documents and other information are within such parties’ respective control or to which they reasonably have access). The fees and expenses of the Accounting Firm shall be paid by the Securityholders’ Representative (on behalf of the Stockholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Securityholders’ Representative or Parent, respectively, bears to the aggregate amount actually contested by the Securityholders’ Representative and Parent, in each case as determined by the Accounting Firm.

(e)Upon the determination of the Final Closing Working Capital pursuant to Section 1.10(d), the Merger Consideration Amount, including the 2022 Deferred Amount, shall be recalculated by giving effect to such Final Closing Working Capital and the Securityholders’ Representative shall deliver to the Parent a revised Closing Payment Schedule based thereon. If the Final Closing Working Capital results in a Closing Working Capital Shortfall, then Parent shall reduce by the amount of such Closing Working Capital Shortfall the payment of the 2022 Deferred Amount to the Payment Agent pursuant to Section 1.9(c)(ii), and the Payment Agent shall correspondingly reduce the 2022 Deferred Amount distributed to the Participating Securityholders as set forth in the revised Closing Payment Schedule. If the actual Closing Working Capital Amount results in a Closing Working Capital Excess, then Parent shall increase by the amount of such Closing Working Capital Excess the payment of the 2022 Deferred Amount to the Payment Agent pursuant to Section 1.9(c)(ii), and the Payment Agent shall correspondingly increase the 2022 Deferred Amount distributed to the Participating Securityholders as set forth in the revised Closing Payment Schedule.

1.11Securityholders’ Representative.

(a)In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 1.10 and 8, the Participating Securityholders, by the adoption of this Agreement, acceptance of consideration under this Agreement and/or the completion and execution of the letters of transmittal shall be deemed to have designated Carl Kraus as the representative of the Participating Securityholders (the “Securityholders’ Representative”).

(b)In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Participating Securityholders who hold at least a majority in interest of the Participation Percentages at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)By their adoption of this Agreement, acceptance of consideration under this Agreement and/or the delivery of the letter of transmittal contemplated by Section 1.9, the Participating Securityholders shall be deemed to have agreed, in addition to the foregoing, that:

(i)the Securityholders’ Representative shall be appointed and constituted the true and lawful attorney-in-fact of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. The Securityholders’ Representative hereby accepts such appointment;

(ii)the Securityholders’ Representative shall have full authority to, after the Closing (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, (B) do all things and to perform all acts, including amending the Ancillary Agreements, revising the Closing Payment Schedule, waiving rights, discharging liabilities and obligations, making all decisions relating to the determination of the Merger Consideration Amount, including the 2022 Deferred Amount, pursuant to Section 1.10 and the disbursement of the Holdback Amount, the 2022 Deferred Amount and the 2023 Deferred Amount (or any portion thereof) in accordance with this Agreement, and resolve disputes, including with respect to indemnification claims hereunder (C) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (D) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby and (E) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing;

(iii)Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.11, and no party shall have any cause of action against Parent or its Affiliates for any action taken by Parent or its Affiliates in reliance upon any such instructions or decisions;

(iv)all actions, decisions and instructions of the Securityholders’ Representative, including any agreement between the Securityholders’ Representative and Parent relating to the determination of the Merger Consideration Amount pursuant to Section 1.10, or the defense or settlement of any claims for which the Participating Securityholders may be required to indemnify the Parent Indemnified Parties pursuant to Section 8 hereof, shall be conclusive and binding upon each of the Participating Securityholders, and no Participating Securityholders shall have any cause of action against the Securityholders’ Representative and the Securityholders’ Representative shall not be liable for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement on the part of the Securityholders’ Representative;

(v)the provisions of this Section 1.11 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the transactions contemplated by this Agreement; and

(vi)the provisions of this Section 1.11 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Securityholder, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d)As between the Participating Securityholders and the Securityholders’ Representative, the Securityholders’ Representative shall not be liable for any act done or omitted hereunder as Securityholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Participating Securityholders shall severally, based on such Participating Securityholder’s Participation Percentage, indemnify the Securityholders’ Representative and defend and hold him, her or it harmless against any and all losses, liability, damages, claims, penalties, fines, forfeitures, actions, fees, costs, judgments, amounts paid in settlement and expenses (including any reasonable out-of-pocket costs and expenses of counsel and experts and their staffs, all expense of document location, duplication and shipment, and in connection with seeking recovery from insurers) (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of his, her or its duties hereunder and under the Ancillary Agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Participating Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. An amount equal to $25,000 shall be set aside (as set forth in the definition of “Closing Date Amount”) to fund the Representative Losses (the “Representative Expense Fund”) and wired to the account designated by the Securityholders’ Representative at Closing. If not paid from the Representative Expense Fund or directly to the Securityholders’ Representative by the Participating Securityholders, any such Representative Loss may be recovered by the Securityholders’ Representative, at any time from the Participating Securityholders according to each Participating Securityholder’s Participation Percentage. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Participating Securityholders or otherwise. The Participating Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholders’ Representative or the termination of this Agreement. Any remaining portion of the Securityholders’ Representative Expense Fund not used for the foregoing purposes shall be paid to the Participating Securityholders in accordance with each Participating Securityholders’ respective Participation Percentage on or before June 30, 2023.

1.12Dissenting Shares.

(a)Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Merger Consideration Amount. Holders of Dissenting Shares shall instead be entitled to receive payment from the Company of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of Section 262 of the DGCL.

(b)Notwithstanding the provisions of Section 1.12(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock to which such holder of Company Capital Stock would otherwise be entitled under Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c)The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time for appraisal rights pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent (to be given in Parent’s sole discretion) make any payment with respect to any such demands or offer to settle or settle any such demands.

(d)Notwithstanding the foregoing, to the extent that Parent, the Surviving Entity or the Company is required by applicable Law to make any per share payment or payments in respect of Dissenting Shares in excess of the consideration to which such Person would have been entitled under Section 1.5 if and to the extent paid or released and only when paid or released pursuant to the terms of this Agreement and reasonable out-of-pocket costs or expenses (including specifically, but without limitation, reasonable out-of-pocket attorneys’ fees, costs and expenses in connection with any Legal Proceeding commenced by a holder of Dissenting Shares or a person claiming to be a holder of Dissenting Shares) incurred in respect of any Dissenting Shares (such excess, the “Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Dissenting Share Payments in accordance with Section 8.

SECTION 2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Merger Sub, except as set forth in the Company Disclosure Schedule (subject to the qualifications set forth in Section 10.13), as of the date of this Agreement and as of the Closing Date (except, in each case, to the extent such representations and warranties are specifically made as of a particular date, in which case the Company makes the representations and warranties as of such particular date), as follows:

2.1Due Incorporation; No Subsidiaries Etc.

(a)The Company does not have any Subsidiaries and does not hold any equity interests, or rights to acquire any equity interests, in any other Entity.

(b)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(c)The Company is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Schedule 2.1(c) of the Company Disclosure Schedule sets forth the states in which the Company is qualified to do business as a foreign corporation.

2.2Certificate of Incorporation and Bylaws; Corporate Documents.  The Company has delivered or otherwise made available to Parent or its counsel true, correct and complete copies of the Company Charter, the Company’s bylaws and Company Investor Agreements, and organizational documents of each of the Company’s Subsidiaries including all amendments thereto. The Company is not in violation of, in conflict with, or in default under any of the respective terms of the Company Charter, the Company’s bylaws and the organizational documents of each of the Company’s subsidiaries, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default. The Company is not in violation of, in conflict with, or in default under, in any material respect, any of the respective terms of the Company Investor Agreement, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default. The copy of the minute books of the Company provided to Parent contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.3Capitalization, Etc.

(a)Schedule 2.3(a) of the Company Disclosure Schedule sets forth the authorized capital stock of the Company.

(b)Schedule 2.3(b) of the Company Disclosure Schedule sets forth (i) the shares of Company Common Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, including those reserved for issuance upon the conversion of Company Convertible Notes, those reserved for issuance upon the exercise of the Company Warrants and those reserved for issuance pursuant to the Option Plan, (ii) the shares of Company Preferred Stock issued and outstanding, all of which were validly issued, fully paid and nonassessable, including those reserved for conversion of Company Convertible Notes and the number of shares of Company Common Stock such Company Preferred Stock are convertible into, (iii) the shares of Company Common Stock or Company Preferred Stock held in the treasury of the Company; and (iv) any other outstanding equity interests in the Company.

(c)Schedule 2.3(c) of the Company Disclosure Schedule contains a correct and complete list of each outstanding Company Convertible Note, including the holder, date of issuance, the agreement under which such Company Convertible Note was issued and the number of shares, and series in the case of Company Preferred Stock, of Company Capital Stock subject thereto. Copies of all such agreements have been made available to Parent or its counsel.

(d)Schedule 2.3(d) of the Company Disclosure Schedule contains a correct and complete list of each outstanding Company Warrant, including the holder, date of issuance, the number of shares of Company Capital Stock subject thereto, the exercise price and the expiration date. Copies of all such Company Warrants have been made available to Parent or its counsel.

(e)Except as set forth in Schedule 2.3(e) of the Company Disclosure Schedule, (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or Contracts to which the Company or any holder of Company Securities is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(f)There are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. Except as set forth in Schedule 2.3(f) of the Company Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any holder of Company Securities is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(g)All of the outstanding shares of Company Capital Stock are and have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with all applicable securities Laws. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(h)Schedule 2.3(h) of the Company Disclosure Schedule sets forth, with respect to each Company Option that is outstanding (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to each such Company Option, and (iii) the exercise price per share of Company Common Stock purchasable under such Company Option. Copies of all such agreements have been made available to Parent or its counsel.

2.4Financial Statements.  The Company has delivered or otherwise made available to Parent the Company’s unaudited financial statements for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 (the “Balance Sheet Date”) and their unaudited financial statements (including the balance sheet and the related statements of income and cash flows) as of August 31, 2021 (such date, the “Interim Balance Sheet Date,” and the balance sheet of the Company as of such date, the “Interim Balance Sheet”) and for the interim period beginning on January 1, 2021, and ending on the Interim Balance Sheet Date (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements (x) except as set forth on Schedule 2.4 of the Company Disclosure Schedule, were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to such financial statements (which footnotes are not, individually or in the aggregate, material to the Company’s business) and (ii) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments and (y) are consistent with, and were prepared from, the books and records of the Company, which books and records are complete in all material respects.

2.5Absence of Certain Changes.  Except as expressly contemplated by this Agreement, since the Balance Sheet Date: (a) no event or action has occurred that would require the consent of Parent pursuant to Section 4.2 if such event or action occurred during the Pre-Closing Period; and (b) except in connection with the transactions contemplated by this Agreement, the Company has used or held its assets and properties for use, and has operated and conducted its business in all material respects, in the ordinary course of business. Since the Interim Balance Sheet Date, no event or series of related events has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.6Title to Assets.  The Company has good and valid title to all assets owned by it, other than Intellectual Property assets which are covered by Section 2.9, including all such assets (other than capitalized or operating leases) reflected on the Interim Balance Sheet (except for assets sold or otherwise disposed of since the date of the Interim Balance Sheet in the ordinary course of business). All of such assets are owned by the Company free and clear of any Liens (other than Permitted Liens) and such assets (excluding working capital and assets consumed in the ordinary course of business) constitute all of the assets, rights and properties necessary, and are sufficient, for the conduct of the Company’s business as presently conducted in all material respects. All of the material tangible assets of the Company have been maintained in a reasonably prudent manner and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

2.7Equipment. All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

2.8Real Property; Leasehold. The Company does not own any real property, and the Company does not own any interest in real property, except for the leaseholds created under the real property leases (including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto) identified in Schedule 2.8 of the Company Disclosure Schedule (the “Leased Real Property”). The Company has made available to Parent or its counsel a true, correct and complete copy of each lease and document related thereto listed in Schedule 2.8 of the Company Disclosure Schedule. The Company are in material compliance with such real property leases, and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Liens. The Company has not granted any other Person the right to occupy or use any Leased Real Property and the Company’s quiet enjoyment of the Leased Real Property under the lease has not been disturbed in any material respect. There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. The Company has not received written notice of (a) default, or intention to terminate or not renew, any real property lease or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

2.9Intellectual Property.

(a)Schedule 2.9(a)(i) of the Company Disclosure Schedule identifies: (x) each item of Company Registered IP; (y) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration or serial number; and (z) each Person that is an owner (including any joint owner) of such item of Company Registered IP, and, if Company is not the sole owner thereof, (i) the corresponding license agreement pursuant to which the Company has the right to use or practice such Company Registered IP, and (ii) if any such Person has a joint ownership interest in such Company Registered IP with Company, any agreement(s) between Company and such Person relating to such joint ownership. Each of the Patents included in the Company Registered IP that is solely owned or purported to be solely owned by the Company, and to the Company’s Knowledge each of the jointly owned Patents included in the Company Registered IP, properly identifies by name each and every inventor of the inventions claimed by such Patents as determined in accordance with United States patent law (and the inventors listed in each such Patent collectively constitute the entire inventive entity, as the term ‘inventive entity’ is defined and interpreted under United States patent law). The Company has complied in all material respects with all of its obligations and duties to the respective patent offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and all applicable Laws, with respect to all Patents included in the Company Registered IP. The Company has no Knowledge of any information, facts or circumstances that would reasonably be expected to result in any challenge to, or otherwise adversely impact, in any material respect, the ownership, use, patentability, registrability, enforceability or validity of any Company Registered IP, including any Intellectual Property that is the subject matter thereof. The Company Registered IP owned or purported to be owned by the Company, and to the Company’s Knowledge all other Company Registered IP, is subsisting. To the Company’s Knowledge, the issued Patents included in the Company Registered IP are valid and enforceable. Schedule 2.9(a)(ii) of the Company Disclosure Schedule describes each filing, payment, and action that, to the Company’s Knowledge, must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company Registered IP that is listed or required to be listed on Schedule 2.9(a)(i) of the Company Disclosure Schedule, excluding any such item of Company Registered IP that Company has no right or responsibility to maintain. No Registered IP that is listed or required to be listed on Schedule 2.9(a)(i) of the Company Disclosure Schedule has been, and the Company has received no notice that any Registered IP that is listed or required to be listed on Schedule 2.9(a)(i) of the Company Disclosure Schedule is, involved in any nullity, inter partes, interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the inventorship, scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and to the Company’s Knowledge, no such proceeding has been threatened with respect to any such Registered IP.

(b)The Company owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) to, all right, title and interest in and to all

Company Owned IP that is solely owned or purported to be solely owned by the Company. With respect to each item of Company Owned IP that is jointly owned or is purported to be jointly owned by the Company and one or more other Person(s), (i) Company owns, and has good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Encumbrances) to, its joint ownership interest in such Company Owned IP, and (ii) each other Person with a joint ownership interest in such Company Owned IP has granted Company an exclusive (even as to such Person) license to use and otherwise exploit, including to practice, patent, register, prosecute, maintain and enforce, such Company Owned IP pursuant to a valid and enforceable written agreement between Company and such Person set forth in Schedule 2.9(b)(i) of the Company Disclosure Schedule. Each owner of Company Owned IP in which the Company neither has nor purports to have an ownership interest, has granted Company an exclusive (even as to such Person) license to use and otherwise exploit, including to practice, patent, register, prosecute, maintain and enforce, such Company Owned IP, pursuant to a valid and enforceable written agreement set forth in Schedule 2.9(b)(ii) of the Company Disclosure Schedule. The Company possesses adequate rights to use and otherwise exploit, pursuant to a valid and enforceable written agreement, each item of other Intellectual Property (i.e., each item of Intellectual Property that is not already within the scope of any of the foregoing representations and warranties set forth above in this Section 2.9(b)) that is used or held for use in the conduct of its business as currently conducted, including all Intellectual Property that is non-exclusively licensed to the Company. No Person has any right of first refusal, option and/or other right to acquire any right, title or interest in or to, or has any other Lien (other than Permitted Liens) with respect to, any Company Owned IP. In each case where the Company has acquired ownership of Registered IP from any other Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights, title and interest in and to such Registered IP to the Company, and the Company has recorded each such assignment with the applicable patent or trademark office, or other applicable Governmental Body, in the jurisdiction in which such Registered IP is registered. There is no Intellectual Property owned in whole or in part by any Third Party, and/or any other Intellectual Property, other than the Company Intellectual Property, that is required or otherwise necessary for the Company to conduct its business as currently being conducted (other than Intellectual Property owned by a Third Party to which the Company has a license or other right or authorization to use pursuant to an Inbound License listed in Schedule 2.9(f)(i) of the Company Disclosure Schedule).

(c)The conduct of the business of the Company (including through any consultant, employee or other Person that is or was working for the Company) has not infringed or misappropriated or otherwise violated any Intellectual Property rights of any other Person, and, to the Company’s Knowledge, the conduct of its business as currently proposed to be conducted will not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. Since September 1, 2016, no Person has asserted any written action, proceeding or other claim (or to the Company’s Knowledge, any oral claim), and no action, proceeding or claim is pending or, to the Company’s Knowledge, threatened, (i) challenging the Company’s ownership or other right, title or interest in or to, or the use, validity, enforceability, patentability or registrability of, any of the Company Intellectual Property or any other Intellectual Property used or held for use in the business of the Company by or on behalf of the Company, (ii) alleging infringement or misappropriation or other violation of any Intellectual Property rights by the Company, including any demand that the Company license Intellectual Property of any Third Party, or (iii) involving any allegations that a current or former employee, officer, director, consultant, contractor, service provider or advisor of the Company (each, a “Company

Representative”) misappropriated, infringed or otherwise violated any Intellectual Property rights of any Person that had previously employed or otherwise engaged such Company Representative (such Person, a “Former Employer”) or breached any agreement with its Former Employer in connection with such Company Representative’s employment by, or other engagement with, or that otherwise relates to, the Company; and, to the Company’s Knowledge, with respect to clause (i) (solely with respect to Company Owned IP), clause (ii) and clause (iii) immediately above, there is no reasonable basis for any such claim.

(d)The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation or other violation of any Intellectual Property rights and is not contractually obligated to do so. None of the Company Registered IP or other Company Owned IP is subject to any pending or outstanding consent, settlement, injunction, directive, order, judgment, or other disposition of dispute that adversely impacts or restricts the use, ownership, transfer, registration or licensing or other disposition of any such Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property.

(e)To the Company’s Knowledge, since September 1, 2016, no Person has infringed or misappropriated or otherwise violated, and no Person is currently infringing or misappropriating or otherwise violating, any Company Intellectual Property.

(f)Schedule 2.9(f)(i) of the Company Disclosure Schedule identifies each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than non-exclusive licenses to unmodified commercially available third-party software (“Standard Software Licenses”)) (“Inbound Licenses”). Except with respect to the agreements listed in Schedule 2.9(f)(ii) of the Company Disclosure Schedule and Standard Software Licenses, the Company is not obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(g)Schedule 2.9(g) of the Company Disclosure Schedule lists each outbound license of Company Intellectual Property (“Outbound Licenses”).

(h)Schedule 2.9(h) of the Company Disclosure Schedule lists all Contracts (other than those disclosed or required to be disclosed on Schedule 2.9(f) or 2.9(g) of the Company Disclosure Schedule) in effect as of the date of this Agreement containing any (i) restrictions on the Company’s rights to patent, register, enforce, use or otherwise exploit any Company Intellectual Property or other Intellectual Property used or held for use in the business of the Company by or on behalf of the Company, including covenants not to sue and settlement and co-existence agreements, (ii) right of first refusal, option or any other right to acquire any right, title or interest, including any license, in or to any Company Owned IP or (iii) payment obligation of Company in connection with any change in control of the Company or any earn-out, milestone or other contingent payment obligation under any Inbound License or any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (collectively, clauses (i), (ii) and (iii), the “Other IP Contracts”).

(i)The Company has taken reasonable security and other measures to protect the Company Owned IP, including measures against unauthorized disclosure and unauthorized use, to protect the secrecy, confidentiality, and value of its trade secrets and other technical or proprietary information.

(j)All Company Representatives who have been involved in the creation or development of Intellectual Property for or otherwise on behalf of the Company have executed valid and enforceable written Contracts with the Company that include (i) present assignments to the Company of the entire right, title and interest in and to all inventions and other Intellectual Property created for or otherwise on behalf of the Company, and (ii) obligations of confidentiality that require such Persons to maintain and protect the confidential information of the Company and not to use such confidential information for any unauthorized purpose (an “IP Agreement”). The Company has secured written assignments from all Company Representatives who contributed to the creation or development of any Company Intellectual Property owned or purported to be owned by the Company, of the entire right, title and interest in and to such Company Intellectual Property arising from such contributions that the Company does not already own by operation of law. To the Company’s Knowledge, no Company Representative (i) has any right, title, license, claim, option or other similar interest whatsoever in or with respect to any Company Intellectual Property owned or purported to be owned by the Company (or to the Company’s Knowledge, any other Company Intellectual Property), or (ii) is in material violation of any IP Agreement. No Company Representative or scientific advisor of the Company has excluded, in any agreement with the Company, any inventions, methods, processes, compounds, developments or other Intellectual Property that relate to the business of the Company, including any Company Intellectual Property.

(k)Except as set forth on Schedule 2.9(k) of the Company Disclosure Schedules, no Governmental Body or academic institution has any rights in or to, ownership of, or right to royalties and/or other payments for, any Company Intellectual Property, nor has the Company used, directly or indirectly, any funding, grants, facilities, IP or personnel or other similar resources of any such Person in connection with any research or development activities of the Company, including with respect to any Company Intellectual Property.

(l)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, alter, or impair, any of the rights of the Company in or to any Company Intellectual Property or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property.

(m)The Company is, and to the Company’s Knowledge, each Person acting for or otherwise on behalf of the Company (including any Third Party Services Provider) is, and since September 1, 2016 has been, in material compliance with (i) all applicable Laws relating to the privacy, data protection and security of all personal information and data, including with respect to the collection or use, including the storage, sharing, transfer, disposition, protection and processing thereof (collectively, and together with all data and other information that is subject to any such Laws, “Personal Information”)), (ii) all privacy, data protection and security policies of the Company concerning Personal Information, and (iii) any contractual requirements to which the Company is subject that relate to any of the foregoing. Neither the Company, nor to the

Company’s Knowledge, any service provider of, or other Person acting for or otherwise on behalf of, the Company that may collect, store, process, analyze or otherwise have access to any Personal Information or confidential information of the Company (a “Third Party Service Provider”), has been subject to any security breaches with respect to (including any that have resulted in the public disclosure of or any other unauthorized access to) any Personal Information or any confidential information of the Company. The Company has, and, to the Company’s Knowledge, each of its Third Party Service Providers has, taken reasonable actions and implemented policies and procedures which, in each case, are reasonably appropriate to protect and maintain the security of all Personal Information and confidential information of the Company, including from any unauthorized access or use. Since September 1, 2016, there have not been any written, or, to the Company’s Knowledge, other, complaints or notices, or any audits, proceedings, investigations or claims conducted or asserted, or to the Company’s Knowledge, threatened by any Governmental Body or other Person against the Company, and none are pending, regarding any collection, use, storage, disclosure, transfer or other disposition of any Personal Information by or on behalf of the Company (including by any Third Party Service Provider).

(n)The software and related systems, if any, owned, leased or licensed by the Company used or for use in the conduct of its business as currently conducted (collectively, the “Company Systems”) are in good working order, and the Company Systems are backed up on a regular basis. The Company does not own any proprietary software and all other software used by the Company is unmodified commercially available off-the-shelf software having a replacement cost and annual license fee of less than $5,000 in the aggregate, and the Company has complied with the terms of all such software licenses. In the 24-month period preceding the date of this Agreement, to the Company’s Knowledge, there have not been any security breaches or other adverse events affecting any Company Systems.

2.10Non-Contravention; Consents.  With respect to clauses (b) and (c) only, except for violations and defaults that would not reasonably be expected to be material to the Company, except as set forth in in Schedule 2.10 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (a) violation of any of the provisions of the Company Charter or the bylaws of the Company; (b) violation by the Company of any Law applicable to the Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the properties or assets of the Company, including any Company Intellectual Property (other than a Permitted Liens) pursuant to, any Material Contract. Except as may be required by the DGCL, the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger.

2.11Material Contracts.

(a)Schedule 2.11(a) of the Company Disclosure Schedule lists each Contract in effect as of the date of this Agreement to which the Company is a party or by which any of its properties or assets are otherwise bound of the following categories (such Contracts required to be disclosed under Schedule 2.11(a) of the Company Disclosure Schedule, the “Material Contracts”):

(i)any Contract (or group of related Contracts) that require future payments by or to the Company in excess of $25,000 in any calendar year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;

(ii)(A) any Contract relating to the acquisition or disposition by the Company of any operating business or assets; (B) any Contract relating to the acquisition or disposition by the Company of any operating business or assets under which the Company has any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which the Company has any indemnification obligations, other than any such Contract entered into in the ordinary course of business (including, without limitation, Standard Software Licenses, clinical trial agreements, service agreements and research and development agreements with universities and other academic institutions);

(iii)(A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing or relating to Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv)(A) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any Third Party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to the Company;

(v)any collective bargaining agreement or similar Contract with any trade union, works council or other labor organization;

(vi)any Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or that imposes any monetary or other material obligations upon the Company to any Governmental Body after the date of this Agreement;

(vii)any Government Contract;

(viii)(A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Parent or the Surviving Entity from engaging in any business or activity in any geographic area or other jurisdiction, other than in connection with this Agreement; (B) any Contract in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $25,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;

(ix)any Contract with a Major Supplier;

(x)any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Company;

(xi)any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $25,000 or more individually;

(xii)any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(xiii)any Inbound License, Outbound License, or Other IP Contract;

(xiv)any power of attorney granted by the Company that is currently in effect;

and

(xv)any Contract not otherwise listed or required to be listed in Schedule 2.11(a) of the Company Disclosure Schedule that, if terminated, or if expired without being renewed, would have a Company Material Adverse Effect.

(b)With respect to each Material Contract listed in Schedule 2.11(a) of the Disclosure Schedule: (i) such Material Contract is binding and enforceable against the Company and, to the Company’s Knowledge, against each party thereto other than the Company, in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and, to the Company’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has delivered or otherwise made available to Parent or its counsel a true, correct and complete copy of each such Material Contract.

(c)As of the date of this Agreement, no Third Party to any Material Contract has indicated to the Company in writing or, to the Knowledge of the Company, orally that it desires to materially modify, renew, renegotiate or cancel any Material Contract to which it is a party.

2.12Liabilities. The Company has no Liabilities other than: (a) those specifically set forth on the face of the Interim Balance Sheet; (b) those incurred in the ordinary course of business, consistent with past practice, since the date of the Interim Balance Sheet (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to the business of the Company as presently operated); and (c) those incurred pursuant to performance of this Agreement. Schedule 2.12 of the Company Disclosure Schedule sets forth all of the Debt of the Company outstanding as of the date of this Agreement.

2.13Compliance with Laws.

(a)The Company is in material compliance with, and since September 1, 2016 has been in material compliance with, applicable Laws, including those relating to employment, and the Company has not received any written notices of any violation with respect to such Laws.

(b)The Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Governmental Bodies (collectively, “Permits”) required for the conduct of its business as presently conducted. As of the date of this Agreement, no written notices have been received by the Company alleging the failure to hold any Permit. The Company is in compliance in all material respects with all terms and conditions of all Permits which it may hold.

2.14Certain Business Practices.  Each of the Company, and the employees or other Representatives of the Company (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

2.15Tax.

(a)The Company has duly and timely filed (after giving effect to any extensions of time in which to make such filings) all Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects, and have been prepared in compliance with applicable Law. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed. There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of the Company.

(b)The unpaid Taxes of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Interim Balance Sheet Date, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(c)There is no past, pending or, to the Knowledge of the Company, threatened action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute associated with any Tax Return that has been or is being conducted by a Governmental Body. The Company has not received from any Governmental Body (including jurisdictions where the Company has not filed Tax Returns) any written (or, to the Company’s Knowledge, oral): (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)The Company has withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other Third Party, and has timely filed all withholding and information Tax Returns (including IRS Forms W-2, 1099 and 1042) for all periods through and including the Closing Date. All persons who have provided services to the Company that have been classified by the Company as independent contractors for Tax purposes were properly so classified.

(e)The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c)(1) of the Code or the Treasury Regulations promulgated thereunder, or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law.

(g)The Company will not be required to include an item of income in, or exclude an item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in, or improper, method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) election pursuant to Section 108(i) of the Code; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (vi) prepaid amount or deferred revenue received on or prior to the Closing Date.

(h)The Company has delivered or made available to Parent complete and accurate copies of all income and other material Tax Returns for which the applicable statute of limitations has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company. Schedule 2.15(h) of the Company Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. The Company has not received or requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Body). No power of attorney with respect to Taxes has been granted with respect to the Company that will have any effect after the Closing Date.

(i)The Company is not a party to any agreement with any Third Party relating to allocating, indemnifying or sharing the payment of, or Liability for, Taxes. The Company has never been a member of a group filing a consolidated, combined, or unitary income Tax Return. The Company does not have any Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law); (ii) as a transferee or successor; (iii) by Contract, or (iv) by operation of Law or otherwise.

(j)The Company does not have, and never have had, any direct or indirect interest in any trust, joint venture, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes (including a Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes). The Company uses the accrual method of accounting for income Tax purposes.

(k)No claim has ever been made by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is not subject to Tax in any jurisdiction outside of the United States by virtue of having employees, a permanent establishment, an office or fixed place of business, or other contacts with such jurisdiction.

(l)Schedule 2.15(l) of the Company Disclosure Schedule lists each Tax holiday or incentive to which the Company is entitled, the period for which such Tax incentive applies, and the nature of such Tax incentive. The Company is in material compliance with the requirements for any applicable Tax holidays or incentives, and no such Tax holidays or incentives will terminate or be subject to repayment, recapture or clawback because of the transactions contemplated by this Agreement.

(m)Other than as a result of the transactions contemplated by this Agreement, the Company is not subject to any limitations on the use of net operating losses, unrealized losses, or credits under Code section 269, Code section 382, Code section 383, Code section 384, or any other provision of the Code or Treasury Regulations.

(n)No Company Security is a “covered security” within the meaning of Section 6045(g) of the Code. To the Knowledge of the Company, a valid and timely election under Section 83(b) of the Code was made for each share of Company Capital Stock that was issued in connection with the performance of services and that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The Company has made available to Parent or its counsel true, correct, and complete copies of all election statements under Section 83(b) of the Code received by the Company in accordance with Treasury Regulation Section 1.83-2(d), together with evidence of timely filing of such election statements with the appropriate IRS office.

2.16Employee Benefit Plans.

(a)Schedule 2.16(a) of the Company Disclosure Schedule sets forth a list of all Company Plans.

(b)With respect to each Company Plan and Company Service Provider Agreement, the Company has delivered or otherwise made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of any written Company Plan and Company Service Provider Agreement and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan or Company Service Provider Agreement, and written summaries of the material terms of all unwritten Company Plans and Company Service Provider Agreements; (ii) the three most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan or Company Service Provider Agreement that is subject to such reporting requirements; (iii) the current summary plan description and any summaries of material modifications thereto, if any, or any written summary provided to participants with respect to any plan or agreement for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; (v) all non-discrimination testing for the three most recent completed plan years, (vi) all Section 83(b) elections filed pursuant to the Code, (vii) all employee handbooks, and (viii) all written correspondence given to such Company Plan or Company Service Provider Agreement, the Company or any Company ERISA Affiliate by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan or Company Service Provider Agreement) during the three years preceding the date of this Agreement relating to such Company Plan or Company Service Provider Agreement or provided to any such entity by the Company Plan or Company Service Provider Agreement, the Company or a Company ERISA Affiliate during the three years preceding the date of this Agreement with respect to such Company Plan or Company Service Provider Agreement.

(c)In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded and maintained in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code are so qualified and have received a determination letter from the IRS to the effect that they meet the requirements of Section 401(a) of the Code and Section 501(a) of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Plan or Company Service Provider Agreement that would reasonably be expected to result in any Liability to the Company or any Company ERISA Affiliate. There are no Legal Proceedings or claims pending, or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) with respect to any Company Plan or Company Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Company’s Knowledge, threatened by any Governmental Body with respect to any Company Plan or Company Service Provider Agreement. None of the Company nor any Company ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan or Company Service Provider Agreement under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without Liability to Parent, the Company or any Company ERISA Affiliate (other than ordinary administration expenses).

(d)Except as set forth in Schedule 2.16(d) of the Company Disclosure Schedule, no payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) in connection with the consummation of the Merger (either alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code. There is no Contract, agreement, plan or arrangement to which the Company nor any Company ERISA Affiliates is bound to provide a gross-up or otherwise reimburse any employee or consultant for any taxes. Except as set forth in Schedule 2.16(d) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the Merger, either alone or in combination with any other event, will increase the benefits or compensation payable under any Company Plan or any Company Service Provider Agreement or to any current or former director, officer, employee or other individual service provider of the Company, or will result in any acceleration of the time of payment, funding or vesting of any benefits or compensation under any Company Plan or any Company Service Provider Agreement or for any current or former director, officer, employee or other individual service provider of the Company.

(e)No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or Liability (current or contingent) under or with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “funded welfare plan” within the meaning of Section 419 of the Code, (iv)

a “multiple employer welfare arrangement” (as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA)); (v) a multiple employer plan or to any plan described in Section 413 of the Code, or (vi) a self-insured plan that provides benefits to employees, directors, consultants or independent contractors. Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Plan in which stock of the Company or any Company ERISA Affiliate is or was held as a plan asset. The Company and the Company ERISA Affiliates have complied and are in compliance with COBRA. The Company has no current or contingent Liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)No Company Plan or Company Service Provider Agreement promises or provides, nor does the Company or any Company ERISA Affiliate have any Liability or obligation to provide, post-termination or post-employment payments (whether of severance pay, change of control or otherwise), equity acceleration, forgiveness of indebtedness, vesting, medical, health or life insurance or other welfare-type benefits, increase in benefits or obligation to fund benefits, with respect to any Person except as required by (i) applicable Law or (ii) the terms of any plan qualified under Section 401(a) of the Code, and in each case, at no cost to the Company.

(g)No Company Plan, Company Service Provider Agreement, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. Each Company Option is exempt from the requirements of Section 409A.

(h)No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or Liability (current or contingent) under or with respect to any Foreign Benefit Plan.

2.17Employee Matters.

(a)The Company has made available to Parent or its counsel a complete and correct list, as of the date of this Agreement, of all Company Service Providers who are employed or engaged by the Company as of the date of this Agreement, which sets forth the following information with respect to each, as applicable: (i) name, (ii) status as an employee, consultant, independent contractor, advisor, director, or individual service provider; (iii) title or position, (iv) current annual or hourly base compensation or retention rate, (v) target bonus or incentive compensation rates for current fiscal year, (vi) active or inactive status and, if applicable, the reason for inactive status, (vii) full-time or part-time status, (ix) exempt or non-exempt status; and (x) employment or engagement location (the “Company Service Provider Census”).

(b)The Company: (i) is, and since September 1, 2016 has been, in compliance, in all material respects, with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to those related to terms and conditions of employment, payment of wages, pay equity, hours of work, employment taxes and withholdings, discrimination, worker classification (including the proper classification of workers as employees or independent contractors and/or consultants), labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge, or other violation of the rights of any prospective employees or Company Service Providers; (ii) has withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries, compensation and other payments to any Company Service Provider; and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business). The Company has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

(c)The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council or similar body, nor is any such Contract or agreement presently being negotiated, nor, to the Company’s Knowledge, is there, nor has there ever been, a representation campaign or organizing activity with respect to any Company Service Providers. Neither the Company nor any of its Representatives, employees or Company Service Providers has committed or engaged in any unfair labor practice in connection with the operation of the business of the Company. There are no, nor have there ever been, any Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated, relating to employment and employment practices, including, but not limited to, any collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statutes or regulations, privacy rights, labor disputes, workers’ compensation, safety, retaliation, harassment, immigration, discrimination, retaliation, harassment, or any other matter involving any applicant for employment or Company Service Provider.

(d)No Company Service Provider who is employed or engaged by the Company as of the date of this Agreement has provided written notice to the Company of his, her or its intent to terminate his, her, or its relationship with the Company as of the date of this Agreement, and to the Company’s Knowledge, no such Company Service Provider intends to terminate his, her, or its relationship with the Company following the Closing.

(e)The Company has made available to Parent or its counsel accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of all Company Service Providers.

(f)The employment, engagement, or service relationship of each current Company Service Provider is terminable at-will by the Company without any penalty, Liability, advance notice requirement, or severance obligation.

(g)No Company Service Provider is a misclassified employee of the Company pursuant to applicable Law. The Company does not have any Liability as a result of the failure to properly classify any current or former independent contractor, consultant, or advisor as an employee of the Company. The Company is, and at all times has been, in compliance with all Contracts, Company Service Provider Agreements, and any other obligations due to or in connection with any Company Service Provider. There are no sums owing to any Company Service Provider, other than earned and accrued compensation and reimbursements of expenses and fees for the applicable current work period.

2.18Environmental Matters.  The Company is and since September 1, 2016 has been in material compliance with all applicable Environmental Laws. Since September 1, 2016, the Company has not received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that the Company is or may be in violation of, or may be liable under, any Environmental Law, and the Company is not subject to any pending or, to Company’s Knowledge, threatened action or investigation by any Governmental Body under any Environmental Law. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Body or any other Person since September 1, 2016 that alleges that such current or prior owner or the Company is materially violating or has materially violated, or is liable under any Environmental Law. The Company is and since September 1, 2016 has been in compliance in all material respects with, and has no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained and maintained by the Company under any Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by the Company, are in full force and effect, and the Company is and since September 1, 2016 has been in material compliance with the terms thereof. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would result in liability to the Company under Environmental Laws. The Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business or real properties of the Company.

2.19Insurance.  The Company has the insurance of the types and in the amounts set forth in Schedule 2.19 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. There is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.20Legal Proceedings; Orders.  There is no pending Legal Proceeding, and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (a) that involves the Company or any of the assets owned or used by the Company or any Person whose

Liability the Company has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. There is no order, writ, injunction, judgment or decree to which the Company, any of the assets owned or used by the Company, or any of the Company’s officers or directors (in their respective capacities as such), is subject.

2.21No Brokers.  No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.22Authority; Binding Nature of Agreement.  The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company has (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) recommended the adoption of this Agreement by the Company Stockholders and directed that this Agreement be submitted for consideration by the Company Stockholders by written consent. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.23Vote Required.

(a)The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock (the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement. The Required Company Stockholder Vote has been obtained prior to the date of this Agreement in accordance with the requirements of Section 228 of the DGCL.

(b)In connection with the Required Company Stockholder Vote, the Company (i) prepared an information statement accurately describing this Agreement, the Merger and the other transactions contemplated by this Agreement and the provisions of Section 262 of the DGCL (the “Information Statement”) and (ii) provided Parent a true, complete and correct copy of the Information Statement. The information furnished in any document mailed, delivered or otherwise furnished to Company Stockholders in connection with the solicitation of their consent to, and adoption of, this Agreement and the approval of the principal terms of the Merger and the other transactions contemplated by this Agreement, including the statements in the Information Statement, complied in all material respects with applicable Law.

2.24Suppliers.  Schedule 2.24 of the Company Disclosure Schedule sets forth a complete and accurate list of the top 5 suppliers of goods or services to the Company (based on the amount paid by the Company to that supplier since the Balance Sheet Date) (each, a “Major Supplier”), together with the amount paid during such period. The Company is not engaged in any dispute with any Major Supplier and, to the Company’s Knowledge, no Major Supplier intends to terminate, limit or reduce its business relations with the Company. Except as set forth in Schedule 2.24 of the Company Disclosure Schedule, no Major Supplier has terminated or reduced its relationship with the Company since the Balance Sheet Date. To the Knowledge of the Company, the relationships of the Company with their customers, suppliers and subcontractors and with manufacturers are satisfactory.

2.25Related Party Transactions.  Except as set forth in Schedule 2.25 of the Company Disclosure Schedule, there are no obligations of the Company to, or Contracts with, current or former officers, directors, stockholders or employees of the Company or their respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company, and (c) benefits due under Company Plans, Company Service Provider Agreements and ordinary course fringe benefits not required to be listed on Schedule 2.16(a) of the Company Disclosure Schedule (each Contract required to be set forth on Schedule 2.25 of the Company Disclosure Schedule, an “Affiliated Agreement”). Except as set forth in Schedule 2.25 of the Company Disclosure Schedule, to the Company’s Knowledge, no officer, director or employee of the Company or Company Stockholder is directly interested in any Material Contract. Except as set forth in Schedule 2.25 of the Company Disclosure Schedule, neither the Company nor any of its Affiliates, directors, officers or employees of the Company possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity that is a material supplier, contractor, lessor, lessee or competitor of the Company.

2.26Government Contracts.

(a)The Company has complied in all material respects with all terms and conditions of each Government Contract to which it is or has been a party since September 1, 2016, and has performed all obligations required to be performed by it thereunder, including, all provisions regarding notices, pricing, timekeeping, time recordation, business systems, internal controls, assignment or change of control and all provisions incorporated by reference or by operation of applicable Law. The representations, certifications and warranties made by the Company with respect to Government Contracts were accurate as of their effective dates and the Company has complied in all material respects with all such certifications.

(b)With respect to any Government Contract, no Governmental Body or other Person has notified the Company of any actual or alleged violation or breach of any Law, representation, certification, disclosure obligations, contract term, condition, clause provision or specification.

(c)The Company has not taken or failed to take any action, is not party to any litigation, and has not received any allegations from any customer or Company Service Provider regarding conduct that could reasonably expect to give rise to liability under the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.

(d)Since September 1, 2016, with respect to any Government Contract, (i) the Company has not received any written or oral show cause, cure, deficiency, default or similar notice, (ii) no termination for default, cure notice or show cause notice has been issued or threatened and remains unresolved and no event, condition or omission has occurred or exists that would constitute grounds for such action, (iii) no past performance evaluation received by the Company has set forth a default or other failure to perform thereunder or termination or default thereof, (iv) there has not been any material withholding or setoff, (v) all invoices and claims submitted were current, accurate and complete in all material respects as of their submission date, and (vi) none of the execution, delivery or performance of this Agreement and the Ancillary Agreements does or will conflict with or result in a breach of or default or cause a termination of such Government Contract. The Company has not received any written or oral notice terminating any of the Government Contracts for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

(e)Neither the Company nor any Company Service Provider who is employed or engaged by the Company as of the date of this Agreement has been debarred, suspended or proposed for suspension or debarment from bidding on any Government Contract, declared non-responsible or ineligible or otherwise excluded from participation in the award of any Government Contract, or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs as maintained by the General Services Administration. To the Company’s Knowledge, no circumstances exist that would warrant the institution of suspension or debarment proceedings against the Company or any Company Service Provider in connection with the performance of their duties for or on behalf of the Company.

(f)Since September 1, 2016, (i) the Company has not been subject to and has not received written notice of or otherwise become aware of, and is not currently subject to, any indictment, audit, review, inspection, investigation, civil investigative demand, discovery request, survey or examination of records by any Governmental Body relating to any Government Contract, (ii) the Company has not undergone, and is not currently undergoing, any internal investigation, audit or review relating to any Government Contract, (iii) the Company has not received any written notice or otherwise obtained Knowledge that any audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence or practice that could reasonably be expected to adversely affect the Company, and (iv) there have been no civil or criminal penalties, charges or notifications in writing or orally of any charge against the Company or, to the Knowledge of the Company, and of its Representatives.

(g)Since September 1, 2016, the Company has not made any voluntary or involuntary disclosure to any Governmental Body or other customer related to any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract or any violation of Law applicable thereto.

(h)None of the Government Contracts have security requirements such that the Company would be required to have facility security clearance under the National Industrial Security Program Operating Manual.

(i)Neither the Company nor any Company Service Provider in their capacity as such has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government, including the “revolving door” restrictions set forth at 18 U.S.C. § 207.

2.27Preclinical Development and Clinical Trials.  The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable Laws, including the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. parts 50, 54, 56, 58, 312, and 812. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company that have been furnished or made available to the Purchasers are accurate and complete in all material respects. The Company does not have Knowledge of any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company, and the Company has not received any notices or correspondence from the U.S. Food and Drug Administration (“FDA”) or any other Governmental Body or any institutional review board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company.

2.28FDA Approvals.  The Company possesses all Permits required by the FDA or any other Governmental Body engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. The Company has not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any such Permit. Neither the Company nor, to the Company’s Knowledge, any Company Service Provider has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar Law of any other Governmental Body, (ii) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (iii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law of any Governmental Body. Neither the Company nor any Company Service Provider who is employed or engaged by the Company as of the date of this Agreement is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Body pursuant to any similar policy. Neither the Company nor any Company Service Provider in their capacity as such has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Body to invoke a similar policy. Neither the Company nor any Company Service Provider in their capacity as such has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to FDA or any similar Governmental Body.

2.29FDA Regulation.  The Company is, and since September 1, 2016 has been, in compliance in all material respects with all applicable Laws administered or issued by the FDA or any similar Governmental Body, including the Federal Food, Drug, and Cosmetic Act and all other Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company, or complaint handling or adverse event reporting.

2.30Acknowledgement Regarding Representations.  The representations and warranties of each of Parent and Merger Sub set forth in this Agreement constitute the sole and exclusive representations and warranties of each of Parent and Merger Sub in connection with the transactions contemplated hereunder and Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub and, except for the representations and warranties set forth in this Agreement, and Company is not relying, and Company has not relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, except as specifically contained in Section 3, neither Parent nor Merger Sub makes any representations or warranties relating to the operation of the Company by Parent after the Closing.

SECTION 3.REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof and the Closing Date (in each case, unless the representation or warranty speaks expressly as of a particular date, in which case it is true and correct only as of such date), as follows:

3.1Due Incorporation; Subsidiaries.  Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted. The Company is qualified to do business as a foreign corporation under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified has not and would not be reasonably expected to have a material adverse effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

3.2Authority; Binding Nature of Agreement.  Parent and Merger Sub have all necessary corporate power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and the Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3Non-Contravention; Consents.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby, or (c) cause a default on the part of Parent or Merger Sub under any material contract of Parent or Merger Sub, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby. Except as may be required by the DGCL, neither Parent nor Merger Sub is required to obtain any Consent from any Governmental Body or party to a material contract of Parent or Merger Sub at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

3.4Litigation.   As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub challenging the Merger.

3.5Merger Sub.  Merger Sub (a) was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

3.6Acknowledgement Regarding Representations.  The representations and warranties of the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereunder and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and, except for the representations and warranties set forth in this Agreement, and neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

SECTION 4.CERTAIN COVENANTS OF THE COMPANY

4.1Access.  During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1 (the “Pre-Closing Period”), the Company shall afford to the officers, employees and authorized Representatives of Parent (including independent public accountants, financial advisors, environmental consultants and attorneys) reasonable access under the supervision of appropriate personnel of the Company during normal business hours (and subject to receipt of reasonable notice) to the offices, properties, employees and other service providers, and scientific, business and financial records of the Company to the extent Parent shall deem necessary or desirable and shall furnish to Parent or their authorized Representatives such additional information concerning the assets, properties, operations and business of the Company as shall be reasonably requested, including all such information reasonably requested by Parent as shall be necessary to enable Parent or its Representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Section 6 have been satisfied. Parent agrees that such investigation shall be conducted in such a manner as to not interfere unreasonably with the operations of the Company.

4.2Conduct of the Business of the Company.  During the Pre-Closing Period, except (x) to the extent necessary to comply with the Company’s obligations under this Agreement, (y) as necessary to ensure that the Company complies with applicable Laws, or (z) with Parent’s consent, not to be unreasonably withheld or delayed: (i) the Company shall use commercially reasonable efforts to (A) carry on the Company’s business in the ordinary course, (B) preserve substantially intact the Company’s present business organization, (C) preserve the Company’s material relationships with suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations, and (D) file all Tax Returns and pay all Taxes when due (unless contested in good faith in appropriate proceedings for which adequate reserves have been provided and Parent has been notified in writing); and (ii) the Company shall not:

(a)change or amend the Company Charter, the Company’s bylaws, the Company Investor Agreements or authorize or propose the same;

(b)split, combine or reclassify any of its capital stock (except in connection with the conversion of Company Preferred Stock to Company Common Stock or the exercise of Company Options, Company Warrants or Company Convertible Notes); issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; declare, set aside, or pay any dividend or make any distribution (whether in cash or in kind) with respect to any of its capital stock or other equity interests (as applicable) or redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests (as applicable);

(c)issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; provided, however, that (i) the Company may issue shares of Company Common Stock in connection with the exercise of Company Options or Company Warrants or other rights for Company Common Stock outstanding as of the date of this Agreement, and (ii) the Company may issue shares of Company Capital Stock in connection with the conversion of Company Preferred Stock or Company Convertible Notes, each outstanding as of the date of this Agreement;

(d)enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e)fundamentally alter through liquidation, reorganization, restructuring or otherwise its corporate structure, including through reincorporation into a state that is not Delaware;

(f)incur any Debt for borrowed money (other than borrowings in the ordinary course of business under existing lines of credit, letters of credit or similar arrangements issued for the benefit of suppliers or manufacturers), or guarantee any such Debt, or issue or sell any debt securities or guarantee any debt securities of others;

(g)make any capital expenditures, capital additions or capital improvements, in excess of (x) $10,000 individually or (y) $25,000 in the aggregate;

(h)knowingly waive any material right of the Company under any Material Contract;

(i)establish or acquire any Subsidiary;

(j)acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;

(k)(i) initiate any new line of business, (ii) make any loan or capital contribution to any Person (other than business-related advances to its employees in the ordinary course of business consistent with past practice) or (iii) otherwise acquire or agree to acquire any securities or assets that are material, individually or in the aggregate, to the Company;

(l)terminate, cancel, amend, waive, modify or fail to maintain, renew or comply with any material Permit;

(m)sell, assign, lease (as lessor), license, transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Lien (other than Permitted Liens) on, any of its assets;

(n)(i) sell, assign, transfer, license, abandon or otherwise dispose of any Company Intellectual Property, or (ii) acquire, in-license or otherwise obtain any right, title or interest in or to any pending or issued Patents, inventions, patent disclosures or other material Intellectual Property from any other Person (other than, with respect to each of clauses (i) and (ii), immaterial non-exclusive licenses, material transfer agreements, in each case, entered into in the ordinary course of business, and, as applicable, the Company’s form agreement(s), provided that any Intellectual Property arising from any such form agreement will be solely owned by the Company), or (iii) acquire, in-license, file any patent application for, or otherwise obtain any right, title or interest in or to any Patent;

(o)enter into any Material Contract, amend or modify in any material respect any Material Contract or terminate any Material Contract;

(p)make, revoke, or change any election in respect of Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended Tax Return, file any Tax Return outside the ordinary course of business or otherwise in a manner inconsistent with past practice, enter into any closing agreement or other Contract with respect to Taxes with any Governmental Body, enter into any Tax sharing or similar agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle or compromise any claim or assessment in respect of Taxes, surrender or abandon any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or take any similar action relating to the filing of any Tax Return or the payment of any Tax;

(q)(i) adopt, establish, enter into, amend or terminate any Company Plan or Company Service Provider Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan or Company Service Provider Agreement if it were in existence as of the date of this Agreement (except for amendments to be required to comply with applicable Law), (ii) increase the compensation or fringe benefits (including severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any Company Service Provider, (iii) grant any severance or termination pay to any Company Service Provider, (iv) terminate the employment or engagement of any Company Service Provider other than for cause or (v) hire or engage any new Company Service Provider.

(r)waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of monetary damages not in excess of (x) $10,000 individually or (y) $25,000 in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company; or

(s)agree or commit to take any of the actions described in clauses above in this Section 4.2.

Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

4.3No Solicitation.

(a)During the Pre-Closing Period, the Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it to (i) solicit, initiate, discuss or knowingly encourage or facilitate the submission of any Takeover Proposal by any Person, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person or (iii) enter into any agreement, arrangement, understanding or other Contract with any Person the terms of which require it to abandon or terminate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 4.3(a) by the Company.

(b)Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner materially adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, or (ii) approve or recommend any Takeover Proposal.

In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company promptly (and in all events within 24 hours) shall advise Parent orally and in writing of any request by any Person to the Company for nonpublic information that the Company reasonably believes is likely to lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company, or any inquiry by any Person directed to the Company with respect to or which the Company reasonably believes is likely to lead to any Takeover Proposal and the material terms and conditions of such request or inquiry, and shall promptly provide Parent with a true, correct and complete copy of any Takeover Proposal that is received by the Company or on its behalf. The Company shall, promptly after the execution of this Agreement, request the return or destruction of any confidential information shared in connection with any terminated discussions or negotiations with respect to any Takeover Proposal. The Company shall (and shall cause its Affiliates and its and their respective Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent or an Affiliate of Parent) conducted heretofore with respect to any Takeover Proposal.

4.4Takeover Statutes.  If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or any Ancillary Agreements, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

4.5Termination of Affiliated Agreements.  Prior to or contemporaneously with the Closing, the Company shall agree to the termination of, and shall use its reasonable best efforts to cause any counterparty to terminate, all Affiliated Agreements set forth on Schedule 4.5 hereto pursuant to the resolutions set forth in the Written Consent (effective as of the Closing).

SECTION 5.ADDITIONAL COVENANTS OF THE PARTIES

5.1Section 280G.  If applicable, the Company shall (i) secure from any Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments and/or benefits or potential right to any payments and/or benefits in connection with the consummation of the Merger that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments and/or benefits applicable to such Person to the extent that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”) and (ii) submit for approval by the Company Stockholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code (such vote the “280G Stockholder Vote”). The Company shall not pay any of the Waived 280G Benefits if such payment is not approved by the Company Stockholders as contemplated above. If applicable, prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent that a vote of the Company Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. Not less than three Business Days before taking such actions, the Company shall deliver to Parent for review and comment copies of any documents or agreements necessary to effect this Section 5.1, including, but not limited to, any stockholder consent form, disclosure statement, or waiver, and the Company shall incorporate all comments received from Parent on such documents or agreements.

5.2Further Assurances.  Upon the terms and conditions set forth herein, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Merger and other transactions contemplated hereby in accordance with the terms hereof. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to obtain all consents and waivers with respect to (i) the Contracts set forth on Schedule 2.10 of the Company Disclosure Schedule, (ii) any and all Contracts entered into by the Company following the date of this Agreement and prior to the Closing and (iii) all other Contracts as reasonably requested by Parent, in each case, that are required to be obtained from parties to such Contracts to which the Company is a party in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

5.3Indemnification of Officers and Directors.

(a)All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time as provided in the Company Charter and the Company’s bylaws (as in effect on the date of this Agreement) and as provided in those indemnification agreements between the Company and such D&O Indemnified Persons (as in effect on the date of this Agreement) listed in Schedule 5.3 and in the forms made available by the Company to Parent prior to the date of this Agreement (the “Indemnification Agreements”), in each case subject to the terms, conditions and limitations thereof, shall survive the Merger and shall be observed by the Surviving Entity to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 5.3(a) and the indemnification rights provided under this Section 5.3(a) until disposition of such claim.

(b)Prior to the Closing, the Company shall purchase an extended reporting period endorsement (the “Tail D&O Policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six years following the Effective Time that provides at least the same coverage in scope and amount as the existing coverage and have other terms not materially less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company and 100% of any premiums with respect to such Tail D&O Policy shall be paid by the Company (and shall be deemed a Closing Date Transaction Expense). After the Effective Time, Parent shall and shall cause the Surviving Entity to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c)In the event that Parent, the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.3.

(d)The provisions of this Section 5.3 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 5.3 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.4Disclosure.  During the Pre-Closing Period, the Company and Parent shall only issue press releases related to the activities contemplated by this Agreement that have been approved by both parties.

5.5Tax Matters.

(a)The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns that are required to be filed by the Company (taking into account any extension properly obtained) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law. At least 30 days prior to filing any such Tax Return that is an income or other material Tax Return, the Company shall submit a copy of each such Tax Return to Parent for Parent’s review and approval and shall make such revisions to such Tax Returns as are requested by Parent.

(b)Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company for any Pre-Closing Tax Period that are listed on Schedule 2.15(h) of the Company Disclosure Schedule and are required to be filed after the Closing Date (each, a “Parent Prepared Return”). Such Parent Prepared Returns shall be prepared in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law. Parent will submit each Parent Prepared Return to the Securityholders’ Representative for review and comment at least 30 days prior to the due date for filing such Parent Prepared Return (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date), and will consider in good faith any reasonable comments received in writing within 20 days after Parent’s delivery of a Parent Prepared Return to the Securityholders’ Representative; provided, however, that any failure by Parent to so submit a Parent Prepared Return shall not relieve the Participating Securityholders of any Liability for Taxes with respect to such Parent Prepared Return (except to the extent the Participating Securityholders are materially prejudiced by such failure).

(c)With respect to any audit, litigation or other proceeding with respect to Taxes of the Company (each a “Tax Claim”) Parent shall have the right to control such Tax Claim, including the defense and settlement thereof. With respect to any Tax Claim that relates solely to taxable periods or portions thereof that end on or before the Closing Date and involves Pre-Closing Taxes that are subject to indemnification in Section 8.1 (the “Indemnification Tax Matters”), Parent will (x) keep the Securityholders’ Representative reasonably informed concerning the progress of such Tax Claim, (y) provide the Securityholders’ Representative copies of all material correspondence and other documents relating solely to such Indemnification Tax Matters, and (z)

not settle such Indemnification Tax Matters without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(d)Parent, the Company and their Affiliates, on the one hand, and the Securityholders’ Representative, on the other hand, shall cooperate in connection with the preparation and filing of Tax Returns, and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include the retention and, upon Parent’s request, the provision of records and information that are reasonably relevant to any such preparation, filing, proceeding, investigation, audit or review and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company, on the one hand, and the Securityholders’ Representative, on the other hand, agree to (to the extent applicable) (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent and the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records.

(e)The Parent and the Participating Securityholders shall each pay 50% of all sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, excise, real property transfer or gains, or similar Taxes (“Transfer Taxes”) incurred as a result of the transactions contemplated in this Agreement and the Securityholders’ Representative shall file all related Tax Returns, and Parent shall cooperate with the Securityholders’ Representative in connection with any such filings

5.6Notification of Certain Events.

(a)During the Pre-Closing Period, the Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, (i) the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Parent to consummate the Merger set forth in Section 6 not to be satisfied (including any breaches or inaccuracies of the representations and warranties set forth in Section 2), (ii) any Knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (iii) any Legal Proceeding commenced, or, to its Knowledge threatened in writing, relating to or involving the Company that relates to the consummation of the transactions contemplated by this Agreement. The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement and no disclosure by the Company pursuant to this Section 5.6 shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or waive any rights under Section 8 hereof.

(b)During the Pre-Closing Period, Parent shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, (i) the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the

Merger set forth in Section 7 not to be satisfied (including any breaches or inaccuracies of the representations and warranties set forth in Section 3), (ii) any knowledge of any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (iii) any Legal Proceeding commenced, or, to its knowledge threatened in writing, relating to or involving Parent that relates to the consummation of the transactions contemplated by this Agreement. Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve Parent of any of its other obligations under this Agreement and no disclosure by Parent pursuant to this Section 5.6 shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or waive any rights under Section 8 hereof.

5.7Confidentiality.

(a)From and after the date hereof, each party will, and will cause each of its respective Affiliates and its and their respective Representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use Confidential Information for their own benefit or the benefit of any other Person.

(b)Neither Parent nor the Company will, and Parent and the Company will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required in the performance of this Agreement and the Ancillary Agreements or as required for internal business, legal or tax reporting purposes, (ii) to any governmental authority to the extent reasonably required in connection with any proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, and (iii) as required by the rules of any stock exchange or any applicable Law, subject in any event to Section 5.3. Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.7 and will be responsible for any breach or violation of such obligations by its Restricted Persons.

(c)If a party or any of its respective Restricted Persons become legally compelled, in the written opinion of its legal counsel, to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, (ii) unless prohibited by law, promptly notify the disclosing party in writing so that the disclosing party may seek, at its sole cost and expense, an appropriate protective order or other remedy, and (iii) unless prohibited by law, consult with and assist the disclosing party, at the disclosing party’s sole cost and expense, in obtaining an injunction or other appropriate remedy to prevent such disclosure. In the event that such protective order or other remedy is not obtained, such party (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of its legal counsel, is legally required to be disclosed and, upon the disclosing party’s request, use its best efforts to obtain assurances that confidential treatment will be accorded to such information.

5.8Offer of Employment.

(a)Parent will make offers to at least 75% of the employees of the Company, with such offers to be subject to and contingent upon the Closing. Prior to the Closing Date, the Company will assist Parent with its efforts to enter into an offer letter and a confidential information and assignment agreement with such employees. The Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing (or at such other time designated by Parent), the Company will terminate the employment of each of those Company employees who have either not been made or declined an offer of continued employment with Parent or the Surviving Company prior to the Closing Date (the “Designated Employees”), and the Company will require such Designated Employees to execute a separation agreement as a condition to the receipt of any severance paid by the Company. The Company will be responsible for any severance or other amounts paid pursuant to a separation agreement to the Designated Employees as a Closing Date Transaction Expense.

(b)The Company will give all notices and other information required to be given (which notices and information will be in form and substance reasonably satisfactory to Parent) to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Body under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

(c)Effective as of the day immediately preceding the Closing Date, the Company will terminate all Company Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Plans intended to include a Section 401(k) arrangement (unless Parent provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans will not be terminated). The Company will provide Parent with evidence that such Company Plan(s) and the Option Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions will be subject to review and approval by Parent. The Company also will take such other actions in furtherance of terminating such Company Plan(s) as Parent may reasonably require. In the event that termination of the Company’s 401(k) plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company will take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent.

5.9Return of Assets.  If Parent materially breaches its payment obligations under Section 1.9(c) and, after receiving written notice identifying such material breach in reasonable detail from the Securityholders’ Representative (a “Default Notice”), fails to cure such material breach within 60 days after delivery of the Default Notice, at the election of the Securityholders’ Representative in his, her or its sole discretion, Parent shall, and shall cause its Affiliates to, for no consideration and at Parent’s expense, convey, transfer, assign and deliver on an “as is” basis to a corporation or limited liability company designated by the Securityholders’ Representative for the benefit of the Participating Stockholders all of Parent’s and its Affiliates’ right, title and interest in and to all assets held by the Company as of immediately prior to the Effective Time together with all improvements thereto generated after the Effective Time. Parent and its Affiliates will provide any assistance reasonably requested by the Securityholders’ Representative in order to give effect to the foregoing clause. Parent will, and will cause its Affiliates to, execute all documents and take all such further actions as may be reasonably requested by the Securityholders’ Representative in order to give effect to the foregoing clauses. Interest shall accrue at a rate of 8% per annum on the amount of any unpaid payments due under Section 1.9(c) from the due date of such payments until paid by Parent to the Payment Agent. The provisions of this Section 5.9 shall be in addition to, and not in limitation of, any other rights the Securityholders’ Representative or the Participating Securityholders may have with respect to any default or breach of this Agreement by Parent.

SECTION 6.CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1Accuracy of Representations and Warranties.  (a) The Fundamental Representations and the Tax Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such particular date), (b) the representations of the Company set forth in Section 2 (other than the Fundamental Representations and the Tax Representations) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of such particular date), and (c) the representations and warranties of the Company set forth in Section 2 (other than the Fundamental Representations and the Tax Representations) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except, in each case, to the extent that such representation and warranty speaks only as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date).

6.2Performance of Covenants.  The Company shall have performed and complied with, in all material respects, all of its covenants hereunder at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

6.3Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote and the Required Company Stockholder Vote shall not have been rescinded, cancelled or otherwise modified in any manner. Company Stockholders holding at least 90% of the Company Capital Stock will have executed the Written Consent.

6.4No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted that makes consummation of the Merger by Parent illegal.

6.5No Litigation.  There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger.

6.6Agreements and Documents.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)written resignations of all directors and officers of the Company, effective as of the Effective Time;

(b)the Certificate of Merger, executed by the Company;

(c)at least five Business Days prior to the Closing Date, a spreadsheet (the “Closing Payment Schedule”),1 duly certified by an officer of the Company setting forth: (i) the name, address and tax identification number of each holder of Company Securities immediately prior to the Effective Time, (ii) the respective acquisition date(s) of such Company Securities, (iii) whether such shares of Company Capital Stock were acquired upon prior exercise of a Company Option (and if so, whether such Company Option was an “incentive stock option” within the meaning of Section 422 of the Code), (iv) to the extent applicable, the vesting schedule applicable to such Company Securities, (v) a designation, with respect to each Company Option, as to whether such Company Option is an Employee Option or Non-Employee Option, (vi) the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Effective Time (including the total number of shares of Company Capital Stock (A) for which Company Options are exercisable, (B) for which Company Warrants are exercisable, and (C) issuable under the terms of the Company Convertible Notes), (vii) the exercise price of each outstanding Company Option as of immediately prior to the Effective Time, (viii) a calculation of the Merger Consideration Amount, the Aggregate Option Exercise Amount, and the Per Share Merger Consideration for each class of Company Capital Stock as of the Closing Date, (ix) the portion of the Closing Date Amount, the Holdback Amount, the 2022 Deferred Amount, the 2023 Deferred Amount and the Representative Expense Fund, as of the Closing Date, which each holder of Company Securities is eligible to receive under the terms of the Company Charter (defined below) and in accordance with this Agreement, (x) any required withholding (if any) with respect to each Person to whom any payment shall be due and payable in connection with the Closing, and (xi) the Participation Percentage for each Participating Securityholder;

(d)a good standing certificate of the Company from the Secretary of State of the State of Delaware dated within ten days prior to the Closing Date;

(e)a copy of the amended and restated certificate of incorporation of the Company (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

[1]	NTD: The Company and its counsel to prepare.

(f)an invoice from each payee of Closing Date Transaction Expenses indicating that upon payment of the applicable Closing Date Transaction Expenses amount that such holder shall release all obligations with respect to the related Closing Date Transaction Expenses or other obligations shall be satisfied;

(g)employment agreements and non-competition and non-solicitation agreements, in substantially the form attached hereto as Exhibit F (the “Employment Agreements”), duly executed by each Key Employee;

(h)all Third Party consents, approvals, waivers and estoppel certificates listed in Schedule 6.6(h) in a form acceptable to Parent;

(i)evidence, reasonably satisfactory to Parent, as to the termination of the Contracts and Company Plans listed in Schedule 6.6(i), without any liabilities thereunder on the part of the Company;

(j)the Estimated Closing Working Capital shall be at least $400,000

(k)a Note Cancellation Agreement with respect to each Convertible Note; and

(l)an Option Termination Agreement with respect to each Company Option not exercised prior to the Effective Time with a per share exercise price less than the Per Share Merger Consideration applicable to a share of Company Common Stock.

6.7Closing Statement.  Parent shall have received the Closing Statement from the Company, which shall have been delivered to Parent not less than three Business Days prior to the Closing Date.

6.8Closing Certificate.  The President or Chief Financial Officer of the Company shall have delivered to Parent a certificate (the “Company Officers Certificate”) to the effect that each of the conditions specified above in Sections 6.1, 6.2 and 6.9 is satisfied in all respects.

6.9No Material Adverse Effect.  Since the date of this Agreement no Company Material Adverse Effect shall have occurred or be occurring.

6.10FIRPTA Certificate.  Parent shall have received a statement from the Company, dated as of the Closing Date and signed by an authorized officer of the Company, that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

6.11280G Stockholder Vote.  To the extent that execution and delivery of this Agreement, the shareholder approval of this Agreement or the consummation of the transactions contemplated hereby could reasonably be expected to (either alone or in conjunction with any other event) result in the payment of any “parachute payment” as defined in Section 280G(b)(2) of the Code, the 280G Stockholder Vote shall have occurred and any payments that could reasonably be expected to be non-deductible under Section 280G of the Code shall have been previously irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) unless approved in the 280G Stockholder Vote, and either approved or disapproved in the 280G Stockholder Vote.

6.12Indebtedness.  The Company shall have caused to be delivered a payoff letter from each holder of Debt of the Company in form reasonably satisfactory to Parent, confirming that all such Debt shall have been repaid in full or, upon payment of the Closing Date Indebtedness at Closing, will be repaid in full and that such holder shall release all Liens and other security interests in, and agree to execute and/or file Uniform Commercial Code Termination Statements and such other documents or endorsements reasonably necessary to release his, her or its Liens and other security interest in, the assets and properties of Company, and that all obligations with respect to the related Debt or other obligations shall be satisfied.

SECTION 7.CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1Accuracy of Representations and Warranties.  The representations and warranties of Parent and Merger Subset forth in Section 3 shall be true and correct in all material respects as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

7.2Performance of Covenants. Parent and Merger Sub shall have performed and complied with, in all material respects, all of their respective covenants hereunder at or before the Closing (to the extent that such covenants require performance by Parent or Merger Sub at or before the Closing).

7.3No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger by the Company illegal.

7.4Closing Certificate. An authorized officer of Parent and Merger Sub shall have delivered to Company a certificate (the “Parent Officers Certificate”) to the effect that each of the conditions specified above in Sections 7.1 and 7.2 is satisfied in all respects.

SECTION 8.INDEMNIFICATION

8.1Indemnification by Participating Securityholders. Subject to the other provisions of this Section 8, following the Closing, each Participating Securityholder shall, severally (in proportion to its respective Participation Percentage) and not jointly, indemnify

Parent and the Surviving Entity, their respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents, Representatives, successors and permitted assigns (each a “Parent Indemnified Party”) in respect of, and hold them harmless against, any Losses suffered, incurred or sustained by any Parent Indemnified Party directly or indirectly resulting from or arising out of:

(a)any inaccuracy in or breach, as of the date of this Agreement and/or as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), of any representation or warranty made by the Company in this Agreement or in certificates delivered to Parent or Merger Sub by or on behalf of the Company in connection herewith;

(b)any breach or nonfulfillment by the Company or the Securityholders’ Representative of any of their respective covenants, obligations or agreements contained in this Agreement;

(c)any Pre-Closing Taxes;

(d)any claims by (i) any current or former Participating Securityholder or alleged current or former holder of any interest or security of the Company, relating to or arising out of (x) this Agreement or the transactions contemplated hereby, including the allocation, misallocation, miscalculation or inaccuracy of the Merger Consideration Amount amongst the Participating Securityholders, including as a result of any inaccuracy or error in the Closing Payment Schedule, (y) the allocation, misallocation, miscalculation or inaccuracy of any distribution prior to the Effective Time to the Participating Securityholders or (z) such Person’s status or alleged status as an equity holder or ownership of interests or securities in the Company at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, or (ii) any Person to the effect that such Person is entitled to any interest or security or any payment in connection with the Merger other than as specifically provided for in this Agreement;

(e)any claim by a current or former holder of any Company Capital Stock, Company Option, Company Warrant or Company Convertible Note, other than claims based on the rights of any such Person to receive a portion of the payments contemplated to be made to such Person hereby as and to the extent set forth herein, including any option, preemptive rights or rights to notice or to vote;

(f)any Closing Date Indebtedness or Closing Date Transaction Expenses in each case, to the extent not taken into account in the calculation of the Merger Consideration Amount (as adjusted pursuant to Section 1.10);

(g)any Dissenting Share Payments; and

(h)matters set forth in Schedule 8.1(h).

8.2Indemnification by Parent. Subject to the other provisions of this Section 8, following the Closing, Parent shall indemnify the Participating Securityholders in respect of, and hold them harmless against, any Losses suffered by the Participating Securityholders resulting from or arising out of:

(a)any inaccuracy in or breach of any representation or warranty, as of the date of this Agreement and/or as of the Closing Date (as if such representation or warranty had been made as of the Closing Date), made by Parent or Merger Sub in this Agreement or in any certificate delivered to the Company by or on behalf of Parent or Merger Sub in connection herewith; and/or

(b)any breach or nonfulfillment by Parent or Merger Sub of any of their respective covenants, obligations or agreements contained in this Agreement.

8.3Third-Party Claims.

(a)In the event Parent becomes aware of a third-party claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that Parent reasonably believes may result in an indemnification pursuant to Section 8.1 (any such claim, a “Third-Party Claim”), Parent shall promptly (and in any event within 10 Business Days after becoming aware of such claim) notify the Securityholders’ Representative in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of Parent in delivering a Claim Notice shall relieve the Participating Securityholders from any liability hereunder except and only to the extent they shall have been actually and materially prejudiced as a result of such delay or failure.

(b)Parent Indemnified Parties shall have the right to conduct and control, through counsel of its own choosing, the defense, compromise or settlement of any Third-Party Claim against the Parent Indemnified Parties as to which indemnification will be sought by any Parent Indemnified Party from the Participating Securityholders hereunder, and in any such case the Participating Securityholders shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested and subject to reasonable notice by the Parent Indemnified Parties in connection therewith; provided; that:

(i)the Parent Indemnified Parties shall keep the Securityholders’ Representative reasonably informed of all material events related to such Third-Party Claim;

(ii)the Securityholders’ Representative may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Party Claim as to which the Parent Indemnified Party so elected to conduct and control the defense thereof and such Parent Indemnified Party shall consider in good faith recommendations made by the Securityholders’ Representative with respect thereto; and

(iii)the Parent Indemnified Parties shall not, without the prior written consent of the Securityholders’ Representative (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Third-Party Claim without such consent; provided, that in such event the Parent Indemnified Parties shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld or delayed.

8.4Procedure for Indemnification.

(a)In order to seek indemnification under this Section 8, the Indemnified Party shall deliver a written notice (an “Indemnification Demand”) to the Securityholders’ Representative (if the Indemnified Party is Parent or the Surviving Entity) or Parent (if the Indemnified Party is a Participating Securityholder) which contains (i) a description and the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known) and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 or Section 8.2 for such Losses and a reasonable explanation of the basis therefor (to the extent then known).

(b)Upon reasonable request, the Indemnified Party shall furnish the Securityholders’ Representative or Parent, as applicable, with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand. If the Securityholders’ Representative or Parent, as applicable, in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Securityholders’ Representative or Parent, as applicable, shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 calendar days following receipt by the Securityholders’ Representative or Parent, as applicable, of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Securityholders’ Representative or Parent, as applicable, fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 8, and the Indemnified Party shall be indemnified for the amount of the Losses stated in such Indemnification Demand (or, in the case of any notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Losses (or any portion thereof) are estimated, on such later date when the amount of such Losses (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8.

(c)If the Securityholders’ Representative or Parent, as applicable, delivers an Indemnification Dispute Notice, then the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, shall attempt in good faith to resolve any such objections raised by the Securityholders’ Representative or Parent, as applicable, in such Indemnification Dispute Notice. If the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Securityholders’ Representative or Parent, as applicable, shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.

(d)If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), the Indemnified Parties shall be entitled to pursue all remedies available to them under this Agreement or otherwise at law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement, including Section 10.5).

(e)Subject to the limitations set forth in Section 8.6, the indemnification claims of the Parent Indemnified Parties under Section 8.1 shall be satisfied as follows:

(i)Prior to the payment of the Holdback Amount pursuant to Section 1.9(c)(i) and the 2022 Deferred Amount pursuant to Section 1.9(c)(ii), the indemnification claims of the Parent Indemnified Parties under Section 8.1 shall be satisfied (A) first, through a reduction of the Holdback Amount until such amount is exhausted, (B) second, through a reduction of the 2022 Deferred Amount until such amount is exhausted, (C) third, through a reduction of the 2023 Deferred Amount until such amount is exhausted, and (D) finally, by the Participating Securityholders in cash, severally and not jointly.

(ii)Following the payment of the Holdback Amount pursuant to  Section 1.9(c)(i) and the 2022 Deferred Amount pursuant to Section 1.9(c)(ii), but prior to the payment of the 2023 Deferred Amount pursuant to Section 1.9(c)(iii), the indemnification claims of the Parent Indemnified Parties under Section 8.1 shall be satisfied (A) first, through a reduction of the 2023 Deferred Amount until such amount is exhausted, and (B) finally, by the Participating Securityholders in cash, severally and not jointly.

(iii)Following the payment of the 2023 Deferred Amount pursuant to Section 1.9(c)(iii), the indemnification claims of the Parent Indemnified Parties under Section 8.1 shall be satisfied by the Participating Securityholders in cash, severally and not jointly.

8.5Survival of Representations and Warranties.  All representations and warranties contained in this Agreement shall (a) survive the Closing and remain in full force and effect and (b) expire at 5:00 p.m. ET on the date that is 12 months after the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing and remain in full force and effect until three years after the Closing Date and the Tax Representations shall survive the Closing and remain in full force and effect until the later of (x) day that is 60 days following the expiration of the applicable statute of limitations and (y) three years after the Closing Date; provided, further, that, with respect to any claim as to which an Indemnified Party shall have, on or prior to such date, delivered an Indemnification Demand, the indemnification obligations hereunder with respect to the claim asserted in such Indemnification Demand, shall survive until such time as such claim is fully and finally resolved and payment in respect thereof, if any is required to be made under the terms of this Agreement, shall have been made. All covenants and agreements of the parties contained in this Agreement (i) that are to be performed at or prior to the Closing shall survive the Closing and remain in full force and effect until the date that is 12 months after the Closing Date and (ii) that are to be performed following the Closing shall continue in effect and expire in accordance with their respective terms. The parties further acknowledge that the time periods set forth in this Section 8.5 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.6Limitations.

(a)Other than for common law fraud and claims for Losses based on breaches of Fundamental Representations and Tax Representations, in no event shall the Participating Securityholders’ aggregate liability to the Parent Indemnified Parties for indemnification claims pursuant to Section 8.1(a) exceed $1,200,000, and, for any Participating Securityholder, shall not exceed such Participating Securityholder’s Participation Percentage of $1,200,000. Other than with respect to a Participating Securityholder’s own common law fraud, in no event shall any Participating Securityholder’s liability to the Parent Indemnified Parties for indemnification claims pursuant to Sections 8.1(b)–(h) and breaches of the Fundamental Representations and the Tax Representations exceed the Merger Consideration Amount actually received by such Participating Securityholder. Subject to Section 8.6(b), other than for common law fraud, in no event shall Parent’s aggregate liability to the Participating Securityholders for indemnification claims pursuant to Section 8.2(a) exceed an amount equal to $1,200,000. The parties acknowledge that there shall not be any duplicative recovery for any Losses arising from the same facts and circumstances.

(b)Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be entitled to recover any Losses under Section 8.1(a) and Section 8.2(a) unless and until the aggregate Losses for which they would otherwise be entitled to indemnification under Section 8.1(a) or Section 8.2(a) exceeds $100,000 (the “Basket”) (at which point the Indemnified Party shall become entitled to be indemnified only for such Losses in excess of the Basket); provided, however, that the Basket shall not apply to (x) any claims for common law fraud or (y) any Losses related to the inaccuracy in or breach of any of the Fundamental Representations or the Tax Representations.

(c)Notwithstanding anything contained in this Agreement or elsewhere to the contrary, “material” and “Company Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties of the Company set forth in this Agreement shall be taken into account under this Section 8 for purposes of determining whether or not a breach or inaccuracy of a representation or warranty has occurred, but shall not be taken into account in determining the amount of any Losses with respect to such breach or inaccuracy.

8.7Exclusive Remedy.  Except as expressly provided otherwise in this Agreement, the rights of the Indemnified Parties to indemnification under this Section 8 will constitute the sole and exclusive remedy for Losses in respect of claims of the Indemnified Parties from and after the Closing with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, except (a) for any claim against a Participating Securityholder based on the common law fraud of such Participating Securityholder (but not for the common law fraud of the Company, any other Participating Securityholder or any other Person) and (b) that any party to this Agreement may pursue specific performance or other appropriate equitable relief; provided, that no Indemnified Party shall be entitled to recover more than once for the same Loss.

8.8Tax Treatment of Payments.  The parties hereto agree to treat any payments made pursuant to this Section 8 as adjustments to the Merger consideration for all U.S. federal, state and local income Tax purposes to the maximum extent permitted by applicable Law.

SECTION 9.TERMINATION

9.1Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

(a)by mutual written consent of Parent and the Company;

(b)by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or there shall exist any Law, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if, prior to the End Date, such party did not use commercially reasonable efforts to have such order vacated prior to its becoming final and non-appealable;

(d)by Parent, if the Company or the Securityholders’ Representative shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be or has not been cured within 30 calendar days following receipt by the Company of written notice of such material breach or failure to perform; provided that Parent may not terminate this Agreement pursuant to this Section 9.1(d) if Parent is in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 9.1(e) but for the proviso thereto; or

(e)by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within 30 calendar days following receipt by Parent of written notice of such material breach or failure to perform; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if the Company is in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 9.1(d) but for the proviso thereto.

9.2Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and no party hereto (or any of its Affiliates, directors, trustees, executors, officers, agents or representatives) shall have any liability or obligation hereunder; provided, however, that (i) this Section 9.2 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) nothing herein shall relieve any party from any liability for any breach by such party prior to the termination of this Agreement.

SECTION 10.MISCELLANEOUS PROVISIONS

10.1Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company (or the Securityholders’ Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote); provided, however, that after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Securityholders’ Representative (after the Closing).

10.2Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that fifty percent (50%) of all fees and expenses of the Payment Agent shall be paid by Parent and the remaining fifty (50%) of such fees and expenses shall be paid by the Company as a Closing Date Transaction Expense.

10.3Waiver.

(a)No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4Entire Agreement; Counterparts.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

10.5Applicable Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to conflict of laws provisions that would require the application of the laws of any other jurisdiction . Except as set forth in Section 1.10, in any action between any of the parties arising out of or relating to this agreement or any of the transactions contemplated hereby: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal courts of the state of North Carolina located in Raleigh, NC; and (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Raleigh, NC. Each of the parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.6Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7Assignability.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by either the Company (prior to the Effective Time) or Parent without the prior written consent of the other party; provided, that, (a) Parent may assign this Agreement to any of its Affiliates and (b) Parent may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent or that part of Parent’s business to which this Agreement relates, as long as the assignee thereof agrees in writing to assume and be bound as Parent hereunder. Any assignment in violation of the preceding sentence will be void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

10.8Third Party Beneficiaries.  Except as provided in Sections 5.3 and 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic mail (in each case with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Aceragen, Inc.

15 T.W. Alexander Drive, Suite 318

Research Triangle Park, NC 22709

Attention: John Taylor

E-mail: jtaylor@aceragen.com

if to the Company (prior to Closing):

Arrevus, Inc.

15 TW Alexander Dr.

Durham, NC 27709

Attention: Carl Kraus, President and CEO

E-mail: ckraus@arrevus.com

or the Securityholders’ Representative (after the Closing):

Carl Kraus

8215 Cushing St.

Raleigh, NC 27613

E-mail: ckraus@arrevus.com

in the case of notices to the Company (prior to Closing) or to the Securityholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

Forrest Firm, P.C.

3700 Glenwood Ave, Suite 240

Raleigh, North Carolina 27612

Attention: D. Adam Wanee

E-mail: adam.wanee@forrestfirm.com

in the case of notices to Parent or to the Surviving Entity (after the Closing), with a copy to (which shall not constitute notice):

Hutchinson PLLC

701 Corporate Center Dr., Suite 250

Raleigh, North Carolina 27612

Attention: William Wofford

E-mail: bwofford@hutchlaw.com

10.10Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11Specific Performance.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

10.12Construction.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the word “or” is inclusive and means “and/or” unless the context requires otherwise. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. The term “Company”, as such term is used to refer the conduct, action, inaction or state of the Company prior to the date hereof, shall be deemed to include any predecessor of the Company. Any document uploaded to the online data room utilized for the transactions contemplated hereby at least three Business Days prior to the date of this Agreement shall be considered “made available”, “furnished”, “delivered” or “provided” for purposes of this Agreement. All amounts payable under this Agreement, including the amounts to be set forth in the Closing Statement, shall be calculated and paid in U.S. Dollars.

10.13Company Disclosure Schedule. The Company Disclosure Schedule of the Company (the “Company Disclosure Schedule”) has been arranged, for purposes of convenience only, as separate sections corresponding to the subsections of Section 2 of this Agreement. The representations and warranties contained in Section 2 of this Agreement are subject to (a) the exceptions and disclosures set forth in the section of the Company Disclosure Schedule corresponding to the particular subsection of Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section of the Company Disclosure Schedule by reference to another section of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other section of the Company Disclosure Schedule to the extent the relationship and relevance of such exception or disclosure to another section of the Company Disclosure Schedule is reasonably apparent on the face of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ACERAGEN, INC.

By:	/s/ John Taylor
Name:	John Taylor
Title:	Chief Executive Officer

ACERAGEN MERGER SUB, INC.

By:	/s/ John Taylor
Name:	John Taylor
Title:	Chief Executive Officer

ARREVUS, INC.

By:
Name:
Title:

CARL KRAUS, SOLELY IN HIS CAPACITY AS THE SECURITYHOLDERS’ REPRESENTATIVE

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ACERAGEN, INC.

By:
Name:
Title:

ACERAGEN MERGER SUB, INC.

By:
Name:
Title:

ARREVUS, INC.

By:	/s/ Carl N. Kraus
Name:	Carl N. Kraus
Title:	CEO

CARL KRAUS, SOLELY IN HIS CAPACITY AS THE SECURITYHOLDERS’ REPRESENTATIVE

By:	/s/ Carl N. Kraus
Name:	Carl N. Kraus
Title: